Exhibit 99.1

Calix Increases Stock Repurchase Authorization by An Additional $100 Million

SAN JOSE, CA—October 8, 2026—Calix, Inc. (NYSE: CALX) today announced that its board of directors increased the authorization to repurchase the Company’s common stock by an additional $100 million under the existing stock repurchase program. The additional authorization is intended to provide the Company with greater flexibility to continue its disciplined capital allocation approach.
Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of the purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations consistent with the Company’s capital allocation strategy. The stock repurchase program does not obligate Calix to purchase any dollar amount or number of shares of common stock and the program may be suspended or discontinued at any time.
About Calix
Calix, Inc. (NYSE: CALX) is an AI platform company that enables service providers to transform their operations and accelerate delivery of differentiated experiences—so they can compete and win in the markets and communities they serve.
Through the AI-native Calix One platform, service providers can securely and privately activate agentic-AI alongside their human teams to acquire new subscribers, grow existing subscriber revenue, and build loyalty across residential, business, municipal, and MDU markets. More than 1,200 customers of all sizes leverage the Calix One platform, which has evolved over 15 years at an investment of more than $2 billion.
Calix innovation cycles are underpinned by a strong financial balance sheet and a people first culture that routinely earns broad industry recognition—winning 81 culture and innovation awards since 2025 alone, as well as Fortune’s 100 Best Companies to Work For® in 2026.
Forward-Looking Statements
This press release contains forward-looking statements that are based upon management’s current expectations and are inherently uncertain. Forward-looking statements relate to, but are not limited to, Calix’s stock repurchase program, are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Category: Financial

Investor Inquiries:
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308 3901